Exhibit 2.2
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
PUTTER ACQUISITION SUB, INC.
WITH AND INTO
I-TRAX, INC.
Pursuant to Section 253 of the
General Corporation Law of the State of Delaware
          Putter Acquisition Sub, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), hereby certifies that:
          FIRST: The Corporation owns at least 90% of the total outstanding shares of common stock, par value $0.001 per share (the “Common Shares”) and 90% of the total outstanding shares of preferred stock, par value $0.001 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”) of I-trax, Inc., a Delaware corporation, incorporated on the 15th day of September, 2000 (“Target”).
          SECOND: The Shares constitute all of the outstanding capital stock of Target.
          THIRD: A merger of the Corporation with and into Target has been approved by Walgreen Co. (“Walgreens”), the parent and sole stockholder of the Corporation, on March 28, 2008.
          FOURTH: By unanimous written consent of the Board of Directors of the Corporation dated March 12, 2008, the following resolutions providing for the merger of the Corporation with and into Target were duly adopted:
WHEREAS, the Board believes that it is advisable and in the best interests of the Corporation for the Corporation: (i) to enter into an Agreement and Plan of Merger with the Corporation’s parent corporation, Walgreen Co., an Illinois corporation (“Walgreens”), and I-trax, Inc., a Delaware corporation (“Target”) in the form presented to the Board (the “Merger Agreement”); (ii) to make (A) a cash tender offer to acquire all of the issued and outstanding shares of common stock of Target (“Common Stock”) at a price of $5.40 per share net to the sellers in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Common Offer”), and (B) a cash tender offer to acquire all of the issued and outstanding shares of Series A Convertible Preferred Stock of Target (“Preferred Stock” and together with the Common Stock, “Target Stock”) at a price of $54.00 per share (equal to the amount that would be payable in connection with the Common Offer in respect of the shares of the Target Common Stock into which such share of Preferred Stock is convertible, plus an amount in respect of accrued and unpaid dividends) net to the sellers in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Preferred Offer” and together with the Common Offer, the “Tender Offers”); and (iii) to merge with and into Target upon the terms and subject to the conditions set forth in the Merger Agreement following the acquisition by the Corporation of Target Stock validly tendered (and not withdrawn) in the Tender Offers (the merger of the Corporation with and into Target being referred to as the “Merger,” and together with the Tender Offers, the “Transactions”).
     NOW THEREFORE, BE IT RESOLVED, that the Board believes that it is advisable and in the best interests of the Corporation for the Corporation to enter into the Merger Agreement, and the Board hereby approves the Merger Agreement and declares its advisability; and
     FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name of and for and on behalf of the Corporation, to execute and deliver the Merger Agreement and any other agreements, certificates and other documents referred to therein or contemplated thereby, and to cause the Corporation to perform its obligations thereunder; and
     FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to submit the Transactions and the Merger Agreement to the Corporation’s sole stockholder for its approval and adoption, in a manner consistent with the provisions of all applicable state and federal laws and to take all such other actions that any of them deem to be necessary or appropriate to obtain the approval and adoption of the Transactions and the Merger Agreement by the Corporation’s sole stockholder; and
     FURTHER RESOLVED, that the officers of the Corporation be and each of them hereby is, authorized, empowered, and directed, in the name of and for and on behalf of the Corporation, to take any action necessary or appropriate to commence and purchase shares of Target Stock validly tendered (and not withdrawn) in the Tender Offers, and to make such changes to the terms and conditions of the Tender Offers (consistent with the provisions of the Merger Agreement) as such officers may determine to be necessary or appropriate, such approval to be conclusively evidenced by the filing of a definitive copy of the Offer to Purchase relating to the Tender Offers with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Tender Offer Statement on Schedule TO relating to such Tender Offers (the “Schedule TO”); and
     FURTHER RESOLVED, that the officers of the Corporation be and each of them hereby is, authorized, empowered, and directed, in the name of and for and on behalf of the Corporation, to cause to be prepared, to execute on behalf of the Corporation and to cause to be filed with the Commission the Schedule TO (and all amendments thereto), with such changes as such officers may approve, such approval to be conclusively evidenced by such execution and filing with the Commission, and any other appropriate schedules, under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), in connection with the Tender Offers, and to cause to be prepared, to execute and to cause to be filed any other appropriate schedules, statements, reports or documents or any amendments thereto as may be required to be filed with the Commission in connection with the Tender Offers; and

     FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed to make from time to time, such changes in the terms and conditions of the Tender Offers that are approved by the appropriate officers of the Corporation, and the appropriate officers of the Corporation are hereby authorized to take all action necessary to cause the Tender Offer to be so amended, including, without limitation, preparing appropriate amendments to the Offer to Purchase relating to the Tender Offers, the Letter of Transmittal relating to the Tender Offers, the Schedule TO and related offering documents; and
     FURTHER RESOLVED, that the officers of the Corporation be and each of them hereby is, authorized, empowered, and directed, in the name of and for and on behalf of the Corporation, at such time as said officers may determine to be appropriate, (i) to deliver a request for a stockholder list pursuant to Rules 14d-5 and 14a-7 of the rules and regulations promulgated under the Exchange Act and (ii) in general, to take such other actions that, in the judgment of the officer taking such actions, may be necessary or appropriate in order to obtain a stockholder list, security position listing and related corporate documents and records of Target; and
     FURTHER RESOLVED, that the Merger is hereby approved, and the payment by the Corporation in cash of the amount per share to be paid for Target Stock in the Tender Offers (as such amount may be adjusted pursuant to the Merger Agreement), without interest thereon, in exchange for each share of Target Stock outstanding immediately prior to the effective time of the Merger (other than shares of Target Stock held by the Corporation or Walgreens or any of its other wholly-owned subsidiaries) is hereby authorized and approved; and
     FURTHER RESOLVED, that all prior actions taken by the officers of the Corporation with respect to the preparation and negotiation of each of the Merger Agreements, and each other agreement, document or instrument related to the Transactions be, and each of them hereby is authorized, ratified and approved; and
     FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is authorized and directed to take such further action as each may deem necessary or appropriate to carry out the intent of the above resolutions; and
     FURTHER RESOLVED, that each holder of stock of the Corporation shall, upon surrender of any certificates of Corporation stock, be issued, pro rata, stock of the corporation surviving the Merger.
          FIFTH: The Merger shall be effective as of 4:01 p.m. Eastern Daylight Time on April 30, 2008 (the “Effective Time”).
          SIXTH: The Certificate of Incorporation of the Corporation shall be amended and restated in its entirety by virtue of the Merger as set forth on Exhibit A attached hereto.

          IN WITNESS WHEREOF, Putter Acquisition Sub, Inc. has caused this Certificate of Ownership and Merger to be executed in its corporate name as of the 30th day of April, 2008.

PUTTER ACQUISITION SUB, INC.

By:
Name:
Title:

ATTESTED TO:
By:
Name:
Title: